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                      [WESTPORT RESOURCES CORPORATION LOGO]


                         WESTPORT RESOURCES CORPORATION
                            1670 BROADWAY, SUITE 2800
                             DENVER, COLORADO 80202


WESTPORT ANNOUNCES OFFERING OF COMMON STOCK

Denver, Colorado, December 2, 2002 - Westport Resources Corporation (NYSE:WRC) announced today that it has filed a supplemental prospectus with the Securities and Exchange Commission relating to the proposed public offering of approximately $150 million of common stock. The Company expects to price the offering the week of December 9, 2002.

Westport intends to use the net proceeds of the offering to finance, in part, the recently announced acquisition of natural gas properties and midstream gathering and compression assets in Utah.

Lehman Brothers, Credit Suisse First Boston and JPMorgan are joint book-running managers for the offering. When available, copies of the preliminary prospectus supplement relating to the offering may be obtained from the offices of Lehman Brothers Inc., Equity Capital Markets, 747 7th Avenue, 3rd Floor, New York, NY 10019, 212-526-7001; CreditSuisse First Boston Corporation, Prospectus Department, One Madison Avenue, New York, NY 10010, 212-325-2580; and J.P. Morgan Securities Inc., Chase Distribution & Support Services, 1 Chase Manhattan Plaza, Floor 5B, New York, NY 10081, or e-mail at Addressing.Services@jpmchase.com.

Westport is an independent energy company engaged in oil and natural gas exploitation, acquisition and exploration activities primarily in the Gulf of Mexico, the Rocky Mountains, Permian Basin/Mid-Continent and the Gulf Coast.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

Contact information: Lon McCain or Jonathan Bloomfield at (303) 573-5404.

FORWARD - LOOKING STATEMENTS

This release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include estimates, plans, expectations, opinions, forecasts, projections, guidance or other statements that are not statements of fact, such as anticipated dates of first production, estimated reserves, projected drilling and development activity, projected production, and projected property sales. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. There are many factors that could cause forward-looking statements not to be correct, including the risks and uncertainties inherent in the Company's business and other cautionary statements set forth in the filings of the Company with the Securities and Exchange Commission, including without limitation the Company's most recent Annual Report on Form 10-K. These risks include, among others, oil and gas price volatility, availability of services and supplies, operating hazards and mechanical failures, uncertainties in the estimates of proved reserves and in projections of future rates of production and timing of development expenditures, environmental risks, regulatory changes, general economic conditions, and the actions or inactions of third-



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party operators. The Company does not undertake any obligation to update any forward-looking statements contained in this release.